PRICING SUPPLEMENT NO.  22R  DATED                 Filed Pursuant to
MAY 8, 1997 TO PROSPECTUS DATED                    Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY                 File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                         CMS ENERGY CORPORATION

   General Term Notes (servicemark of J.W. Korth & Company), Series C
               Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:           $ 4,692,000.00
Original Issue Date (Settlement Date) May 13, 1997
Stated Maturity Date:                 April 15, 2004
Issue Price to Public:                100.00% of Principal Amount
Interest Rate:                        8.000% Per Annum
Interest Payment Dates:               June 15 and monthly thereafter
                                      Commencing June 15, 1997
Survivor's Option:                    [ X ] Yes    [   ] No
Optional Redemption:                  [ X ] Yes    [   ] No
Initial Redemption Date:              April 15, 1999
Redemption Price:                     Initially 101.00% of Principal
                                      Amount and 100% after the first
                                      anniversary of the Initial
                                      Redemption Date.

       Agent                          Principal Amount of Notes
                                         Solicited by Each Agent

Prudential Securities Incorporated    $  995,000.00
First of Michigan Corporation         $  654,000.00
Roney & Co.                           $1,015,000.00
J.W. Korth & Company                  $2,028,000.00
       Total                          $4,692,000.00

                                        Per Note
                                      Sold by Agents
                                       To Public         Total

Issue Price:                          $    1,000.00  $ 4,692,000.00
Agent's Discount or Commission:       $        7.00  $    32,844.00
Maximum Dealer's Discount or
  Selling Concession:                 $       19.00  $    89,148.00
Proceeds to the Company:              $      974.00  $ 4,570,008.00

CUSIP Number:   12589QRX6